UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2009

Date of Report (Date of earliest event reported)

MIDWAY GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia	001-33894	98-0459178
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Unit 1 – 15782 Marine Drive
White Rock, British Columbia, Canada	V4B 1E6
(Address of principal executive offices)	(Zip Code)

(604) 536-2711

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2009, the Registrant appointed Daniel Wolfus as its non-executive chairman of the board. Mr. Wolfus was appointed as a director to the Company on November 21, 2008. Mr. Wolfus replaces George Hawes in that role. Mr. Hawes remains a director to the Registrant.

Mr. Wolfus has over 28 years of investment banking experience, firstly with E.F. Hutton & Co., where Mr. Wolfus rose to become partner and Senior Vice President in charge of the West Coast Corporate Finance Department, followed by his tenure as Chairman, CEO and chief organizer of Hancock Savings Bank in Los Angeles. During his term with Hancock Savings, the bank grew to five branches and $225 million in assets before it was sold in 1997.

Pursuant to the Registrant’s shareholder approved combined incentive and non-qualified stock option plan, the board of directors of the Registrant granted non-qualified stock options on a total of 1,000,000 shares of the Registrant’s common stock exercisable for up to five years at a price of Cdn$0.86 per share being the closing price of the Registrant’s common shares on the day prior to grant and are subject to any applicable regulatory hold periods.

Item 7.01.  Regulation FD Disclosure.

On September 10, 2009, the Registrant issued a press release announcing a the appointment of Daniel Wolfus as its non-executive chairman of the board. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.  Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

99.1	Press Release dated September 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GOLD CORP.

DATE: September 16, 2009	By:	/s/ “Doris Meyer”
Doris Meyer
Chief Financial Officer and Corporate Secretary